Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	October 1, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires 230-unit Apartment Community in Charlotte, North Carolina

Chicago (October 1, 2019) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Presley Uptown, a newly developed 230-unit, Class-A apartment community in the Uptown submarket of Charlotte, North Carolina, one of the fastest growing markets in the country. The purchase price was approximately $55 million.

Charlotte has a strong economic forecast, with employment growth of nearly 3 percent a year since 2011 compared to 1.7 percent for the U.S. overall. The main employment center of Charlotte is within walking distance of the property including over 100,000 jobs with employers like Microsoft, Bank of America, Wells Fargo, Duke Energy, Barings, Ally Bank and the city’s largest hospital campuses.

Uptown is one of Charlotte’s premier live/work/play neighborhoods, with population growth expected to reach 3.4 percent a year within a three-mile radius of the property, notably surpassing the national average of 0.8 percent. The property is conveniently situated with access to numerous retail and service amenities including the addition of a new Whole Foods within two blocks.

“The acquisition of Presley Uptown is another example of our apartment strategy focused on urban markets with strong demographic dynamics located near employment centers with favorable potential for growth,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment brings our aggregate apartment allocation to over $950 million, with over 3,600 apartment units, representing 34% of our $2.9 billion, 75-property portfolio,” he added.

Presley Uptown achieved National Green Building Standard Bronze Certification, providing healthier homes, achieving energy and water savings, and promoting sustainable lifestyles. JLL Income Property Trust was recently awarded a three-star rating by GRESB, the leading Environmental, Social and Governance (ESG) benchmark for real estate investments, demonstrating JLL Income Property Trust’s commitment to sustainability in the portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

Sources: BLS, JLL Research, LaSalle Investment Management.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $68 billion equity and debt investments under management (as of Q2 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.